Exhibit 5.1

January 13, 2022

Bausch + Lomb Corporation

520 Applewood Crescent

Vaughan, Ontario, Canada

L4K 4B4

Dear Sirs/Mesdames:

Re: Bausch + Lomb Corporation - Registration Statement on Form S-1

We have acted as Canadian counsel to Bausch + Lomb Corporation (the “Corporation”), a corporation governed by the Canada Business Corporations Act, in connection with the registration of common shares of the Corporation (the “Shares”) pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) filed on January 13, 2022 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of the Shares to be issued pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Corporation, 1261229 B.C. Ltd., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC (acting as representatives of the several underwriters named in Schedule I therein).

We have examined the Registration Statement and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of Ontario and this opinion is rendered solely with respect to the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

On the basis of the foregoing, we are of the opinion that, when the Shares shall have been issued and sold pursuant to the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

(signed) Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP